EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2008, relating to the consolidated financial statements of RAE Systems Inc. and the effectiveness of RAE Systems Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Deloitte & Touche, LLP
San Jose, California
March 17, 2008